Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 23, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Kimbell Royalty Partners, LP on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Kimbell Royalty Partners, LP on Forms S-3 (File Nos. 333-226425, 333-229417, 333-230986, 333-236341, 333-238330 and 333-269264) and on Forms S-8 (File Nos. 333-217986, 333-228678 and 333-265288).

/s/ GRANT THORNTON LLP

Dallas, Texas

February 23, 2023